                  EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the 2001 Employee Stock Purchase Plan and International Employee Stock Purchase Plan of Microchip Technology Incorporated of our reports dated May 23, 2007, with respect to the consolidated financial statements of Microchip Technology Incorporated included in its Annual Report (Form 10-K) for the year ended March 31, 2007, and Microchip Technology Incorporated management’s assessment of the effectiveness of internal control over financial reporting, the effectiveness of internal control over financial reporting of Microchip Technology Incorporated, filed with the Securities and Exchange Commission.

                                                    /s/ Ernst & Young LLP

Phoenix, Arizona
February 28, 2008